FOR IMMEDIATE RELEASE                         Contact:     Robert E. Klem, Ph.D.
                                                           Vice President
                                                           805-544-8524

           GENTA TO COMMENCE SECOND PHASE I/IIa PROSTATE CANCER TRIAL
                           OF bcl-2 ANTISENSE COMPOUND

SAN DIEGO, CA, JULY 14, 1998 -- Genta Incorporated (Nasdaq: GNTA) today announced that it will initiate a new Phase I/IIa study of its lead development compound G3139 at the Sidney Kimmel Cancer Center in San Diego, CA. This study, under the direction of Dr. John Gutheil, Director, Clinical Oncology Research, will examine the safety and efficacy of G3139 in the treatment of hormone-resistant, metastatic prostate cancer when administered over a significantly longer duration than previously studied and in combination with an androgen-receptor blocking agent.

Prostate cancer is the most common malignancy in men in the United States and the second leading cause of death behind lung cancer. While hormonal therapy has been very effective in the treatment of this disease, the disease-free interval has a median time of 18 to 24 months. In addition, the overall survival for patients found to be androgen-insensitive is only 6 to 9 months.

"The research team at the Sidney Kimmel Cancer Center is very excited about the opportunity to work on the G3139 trials," noted Dr. Gutheil. "We believe that our selection to participate in this research is a reflection of our growing reputation as a leader in cancer studies."

"This new trial is a part of Genta's on going program to expand the clinical data base for G3139," said Kenneth G. Kasses, Ph.D., President and CEO. "We are very pleased to be able to include the Sidney Kimmel Cancer Center among our investigational sites. It has been very rewarding to us to have prominent cancer centers interested in working with us to further the development of this technology."

BACKGROUND INFORMATION ON APOPTOSIS, CANCER, Bcl-2, AND G3139

The body's cells are normally programmed to detect damage in their genetic makeup and to enter into a suicidal state when such alterations are detected. This natural process, known as APOPTOSIS or "programmed cell death," helps the body regulate its own well being by destroying damaged cells. In many CANCER cells, however, this process of natural cell death is inhibited by the over expression of a protein called BCL-2, which is produced by a gene identified as bcl-2. Consequently these cancer cells, even though damaged, resist dying and continue multiplying. In many cases, cell types that over produce the Bcl-2 protein are also resistant to chemotherapeutic agents, many of which act by
stimulating   apoptosis,   and  these  cancers  have  been  associated


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with an  unfavorable  prognosis.  For example,  it has been  reported that Bcl-2 protein is over produced in virtually all hormone-refractory, metastatic prostate cancer; 80-90% of estrogen-receptor-positive breast cancer; 70-100% of follicular lymphomas; and up to 90% of malignant melanomas. Bcl-2 has also been reported to be up-regulated in some lung, gastric, and colorectal cancers.

Using a single drug based on the genetic sequence of the bcl-2 gene, GENTA INCORPORATED is developing a novel therapeutic approach to treating several cancers. Genta developed this synthetic, DNA-like molecule, identified as G3139, designed to bind specifically to a small segment of the messenger RNA, which produces the harmful Bcl-2 protein. Once bound to the messenger RNA, the messenger RNA is destroyed, preventing the production of the Bcl-2 protein.
(This type of interference with the process whereby genes produce proteins through their messenger RNA has been called "antisense.") The goal of this therapeutic approach is to restore the diseased cells' sensitivity to apoptotic stimuli, including many chemotherapeutic agents (an effect that has been termed "chemosensitization").

In February 1998, a report of such chemosensitization appeared in Nature Medicine, a peer-reviewed, scientific journal, G3139 was shown to enhance the effect of a standard chemotherapeutic agent, DTIC or dacarbazine, in a mouse model of human malignant melanoma. In two experiments with a total of 13 animals, 10 had no tumor after the combined treatment and the other three showed an average reduction in tumor weight of 90% compared to the DTIC-alone treated, control animals.

Genta is now in the clinical development phases of G3139. A Phase I study at the Royal Marsden Hospital in London has been completed, and a Phase I/IIa study is in progress at the Memorial Sloan-Kettering Cancer Center in New York City. A preliminary report of the study at the Royal Marsden was published in The Lancet in April 1997. Although this was primarily a safety study, the investigators reported very encouraging biological clinical activity of the drug, including one complete response to G3139 alone. The first combination drug trial using G3139 and DTIC in malignant melanoma is starting at the University of Vienna conducted by the same investigators who published the work cited in Nature Medicine, above. Other clinical studies are also in development and should be initiated in the coming months.

Genta  Incorporated  (Nasdaq:  GNTA) is a  biopharmaceutical  company focused on
building  a  product  and  technology   portfolio  based  on  its   Anticode(TM)
(antisense) products intended to treat cancer at its genetic source.

The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended including statements regarding the expectations, beliefs, intentions or strategies regarding the future. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the
Private  Securities   Litigation  Reform  Act  of  1995.  These  forward-


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Genta Incorporated                                               July 14, 1998
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looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward-looking statements. Examples of such risks and uncertainties include, but are not limited to: the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update any forward-looking statements.


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